Exhibit 99.1

Subject: Important News: Inozyme to be Acquired by BioMarin Pharmaceutical

Dear Inozyme Team,

Today marks a significant milestone in our company’s journey. Coming just after our strong Q1 2025 earnings announcement, I’m writing to share with you that Inozyme has entered into a definitive agreement to be acquired by BioMarin Pharmaceutical, a global leader in rare disease therapies with a proven 25-year track record of bringing life-changing enzyme therapies to patients.

The Transaction

Subject to the terms and conditions of the definitive agreement, BioMarin will acquire Inozyme for $4.00 per share in an all-cash transaction, representing a total consideration of approximately $270 million. This transaction has been unanimously approved by the Boards of Directors of both companies and is expected to close in the third quarter of 2025, subject to regulatory approval, successful completion of a tender offer and other customary closing conditions.

What This Means for INZ-701 and Our Mission

This acquisition represents a powerful opportunity to advance our mission of delivering innovative therapies to patients with rare diseases. BioMarin has successfully launched five first-in-disease enzyme therapies and we believe that it has the resources to potentially accelerate the development and eventual commercialization of INZ-701.

The timing is particularly meaningful given our Q1 2025 earnings announcement, which highlighted several significant achievements:

•	Our ENERGY 3 pivotal trial is progressing well with completed enrollment, no patient dropouts, and an on-track timeline for topline data in Q1 2026

•	The recently reported de-risked immunogenicity profile for INZ-701, with 15 of 17 treated patients who had completed at least 13 weeks of dosing showing no or low-titer anti-drug antibody responses

•	Encouraging interim data showing improved serum phosphate levels in INZ-701-treated children while levels declined in the conventional treatment arm

•	The U.S. Centers for Medicare & Medicaid Services approving distinct ICD-10 diagnostic codes for ENPP1 Deficiency, a key milestone for future reimbursement

•	Regulatory alignment with Japan’s PMDA on a regulatory filing strategy without requiring a separate Japanese patient trial, providing a pathway to potential approval in Japan

These achievements, coupled with BioMarin’s resources and expertise, position INZ-701 for an even stronger path to potential approval in 2027 and successful commercialization thereafter.

What This Means for You

I understand that this news may bring questions about your role and what happens next. While many operational details will be considered in the coming months, I want to assure you that BioMarin recognizes the tremendous value of our team’s expertise and the important work we’ve accomplished.

The strength of our recent clinical data and our successful execution of the pivotal ENERGY 3 trial highlight the exceptional talent and dedication of our team. Your contributions have been instrumental in positioning INZ-701 as a potential breakthrough therapy with a de-risked profile and encouraging clinical results.

In the immediate term:

•	We will continue our day-to-day operations, focusing on our clinical programs and research activities

•	Your employment status, compensation, and benefits remain unchanged at this time

•	We will be organizing town halls and departmental meetings to address your questions directly

Stock Options and Equity Awards

For those of you holding Inozyme stock options or other equity awards, this acquisition will have important implications. We’re preparing detailed information about what happens to your equity, which will be shared in the coming days.

We believe that in this difficult market environment, securing an all-cash transaction that provides certainty of value is a tremendous achievement. While our stock has seen positive movement following our strong earnings update, this acquisition will provide near-term liquidity and eliminates the risk of ongoing market volatility and financing uncertainty. For employees with options or other equity awards, this transaction may represent an opportunity to realize value that might have otherwise remained unrealized for an extended period given current market conditions.

Immediate Next Steps and Communications

I recognize that you will have many questions about this announcement. To address these promptly:

1.

Inozyme Company Call: We will hold an internal company-wide conference call today at 8:00 AM ET to discuss this announcement directly with all of you before the BioMarin call. A calendar invitation will be sent shortly.

2.

BioMarin Investor Call: BioMarin will host a conference call and webcast today at 8:45 AM ET to discuss the acquisition. As noted in the press release, you can access this call through the investor section of the BioMarin website at www.biomarin.com.

3.

Message from BioMarin CEO: Later today, you will receive an email from Alexander Hardy, President and Chief Executive Officer of BioMarin. His message will provide additional perspective on BioMarin’s vision for this acquisition and their commitment to the development of INZ-701.

I encourage all of you to participate in these calls and review these communications as they will provide important context and details about this transaction.

If you choose to tell your friends and family, please refer them to our joint press release announcing the transaction and other statements publicly made by Inozyme. In addition, as you can imagine, this announcement is likely to generate increased amounts of inquiries regarding our company and the proposed transaction. Since it is important that we speak with one voice, please forward all investor or media calls related to the proposed transaction to Stefan Riley at stefan.riley@inozyme.com.

Next Steps

I want to express my deepest gratitude to each of you for your contributions to Inozyme. Your dedication and passion have been instrumental in advancing a potential breakthrough therapy for patients with ENPP1 Deficiency. The positive interim data from our ENERGY 3 trial, the de-risked immunogenicity profile, and our regulatory progress are a testament to your exceptional work.

While this represents a significant change, I, the management team, and Board of Directors believe this acquisition provides significant value for our stockholders and positions our important work to have the greatest possible impact for patients. In the current challenging environment for biotech companies, particularly those in the clinical development stage, we believe this transaction can be viewed as a validation of our science, clinical progress, and the value we’ve created and that this acquisition will enable INZ-701 to continue its development trajectory with the full resources of BioMarin behind it.

By joining forces with BioMarin, a company with proven expertise in enzyme replacement therapies and a global commercial infrastructure, we enhance the likelihood that INZ-701 will reach patients worldwide as quickly as possible following regulatory approval. This outcome delivers value to shareholders while preserving and potentially accelerating our mission to help patients with ENPP1 Deficiency.

With appreciation,

Doug

Forward-Looking Statements

This communication contains forward-looking statements about, among other things, the proposed acquisition of Inozyme Pharma, Inc. (Inozyme) by BioMarin Pharmaceutical Inc. (BioMarin) and the business prospects of Inozyme and BioMarin, including, without limitation, statements about: the anticipated occurrence, manner and timing of the proposed tender offer and the closing of the proposed acquisition; the prospective benefits of the proposed acquisition, including expectations that it will strengthen BioMarin’s enzyme therapies portfolio and be a strong strategic fit for BioMarin; Inozyme’s product candidate INZ-701 and expectations regarding its ongoing development, including the potential for INZ-701 to be the first treatment for children and adults with ENPP1 Deficiency, the potential benefits of INZ-701 for patients, the anticipated timing for data from the first Phase 3 pivotal study of INZ-701 in children, the anticipated costs of developing INZ-701 and the potential regulatory approval of INZ-701 in 2027; potential revenue for INZ-701; additional INZ-701 clinical programs intended to expand to patients of all ages; the anticipated market for INZ-701; plans for an INZ-701 pivotal study for adolescents and adults; INZ-701’s potential to expand into additional indications where deficiencies in the Pyrophosphate-Adenosine Pathway contribute to disease pathology; the accounting treatment of the potential acquisition under GAAP and its potential impact on BioMarin’s financial results and financial guidance; BioMarin’s plans for external innovation, including BioMarin being in a strong financial position to acquire additional assets; BioMarin’s ability to execute additional transactions in future quarters; statements about BioMarin’s future financial performance, including the expectations of Non-GAAP Operating Margin percentage; and other statements that are not historical facts. Actual results could differ materially from those anticipated in these forward-looking statements. Except as required by law, each of BioMarin and Inozyme assume no obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise.

These statements, which represent each of BioMarin’s and Inozyme’s current expectations or beliefs concerning various future events that are subject to significant risks and uncertainties, may contain words such as “may,” “will,” “would,” “could,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “project,” “seek,” “should,” “strategy,” “future,” “opportunity,” “potential” or other similar words and expressions indicating future results. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. Forward-looking statements reflect current beliefs and expectations; however, these statements involve inherent risks and uncertainties, including, without limitation, with respect to: consummating the proposed acquisition in the anticipated timeframe, if at all; how many of Inozyme’s stockholders will tender their stock in the tender offer; the possibility that competing offers or acquisition proposals will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay, or refuse to grant approval for the consummation of the transaction (or only grant approval subject to adverse conditions or limitations); the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any; the effects of the proposed acquisition (or the announcement thereof) on Inozyme’s or BioMarin’s stock price and/or BioMarin’s or Inozyme’s operating results; unknown or inestimable liabilities; the development, launch and commercialization of products and product candidates such as INZ-701, if approved; the successful completion of regulatory activities with respect to INZ-701; the parties’ ability to realize the anticipated benefits of the proposed acquisition, including the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period and that BioMarin and Inozyme will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; obtaining and maintaining adequate coverage and reimbursement for BioMarin’s or Inozyme’s products; the time-consuming and uncertain regulatory approval process; the costly and time-consuming pharmaceutical product development process and the uncertainty of clinical success, including risks related to failure or delays in successfully initiating or completing clinical trials and assessing patients, including with respect to current and planned future clinical trials of INZ-701; global economic, financial, and healthcare system disruptions and the current and potential future negative impacts to BioMarin’s or Inozyme’s business operations and financial results; the sufficiency of BioMarin’s or Inozyme’s cash flows and capital resources; BioMarin’s ability to fund the acquisition with existing cash and investments; BioMarin’s evaluation of the accounting treatment of the potential acquisition and its potential impact on its financial results and financial guidance; BioMarin’s or Inozyme’s ability to achieve targeted or expected future financial performance and results and the uncertainty of future tax, accounting and other provisions and estimates; the effects of the transaction on relationships with key third parties, including employees, customers, suppliers, other business partners or governmental entities, including the risk that the proposed acquisition adversely affects employee retention; transaction costs; risks that the proposed acquisition disrupts current plans and operations; risks that the proposed transaction diverts management’s attention from ongoing business operations; changes in Inozyme’s business during the period between announcement and closing of the proposed acquisition; any legal proceedings and/or regulatory actions that may be instituted related to the proposed acquisition; and other risks and uncertainties affecting BioMarin and Inozyme, including those risk factors detailed in BioMarin’s and Inozyme’s filings with the Securities and Exchange Commission (SEC), including, without limitation, the risk factors contained under the caption “Risk Factors” in BioMarin’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025 and Inozyme’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025, as such risk factors may be updated by any subsequent reports, as well as the Tender Offer Statement on Schedule TO and related tender offer documents to be filed by BioMarin and its acquisition subsidiary, Incline Merger Sub, Inc., and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by Inozyme. Stockholders of BioMarin and Inozyme are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin and Inozyme are under no obligation, and expressly disclaim any obligation, to update (publicly or otherwise) or alter any forward-looking statement, including without limitation any financial projection or guidance, whether as a result of new information, future events or otherwise.

Additional Information About the Acquisition and Where To Find It

The tender offer for all of the outstanding shares of Inozyme described in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Inozyme, BioMarin or its acquisition subsidiary will file with the SEC upon commencement of the tender offer. The solicitation and offer to tender and the offer to buy outstanding shares of Inozyme will only be made pursuant to a tender offer statement on Schedule TO, including an Offer to Purchase and related tender offer materials that BioMarin and its acquisition subsidiary, Incline Merger Sub, Inc., are expected to file with the SEC. At the time the tender offer is commenced, BioMarin and its acquisition subsidiary will file a Tender Offer Statement on Schedule TO, and Inozyme will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS), AS WELL AS THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION AND THE PARTIES THERETO. INVESTORS AND STOCKHOLDERS OF INOZYME

ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AND EACH AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND STOCKHOLDERS OF INOZYME SHOULD CONSIDER BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER. The tender offer materials (including the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents), as well as the Solicitation/Recommendation Statement, will be made available to all investors and stockholders of Inozyme at no expense to them at SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by BioMarin will be available free of charge on BioMarin’s website at www.biomarin.com. Copies of the documents filed with the SEC by Inozyme will be available free of charge on Inozyme’s website, www.inozyme.com, or by contacting Inozyme’s investor relations department at investorrelations@inozyme.com. The information contained in, or that can be accessed through, BioMarin’s and Inozyme’s websites is not a part of, or incorporated by reference herein. In addition to the Offer to Purchase, related Letter of Transmittal and certain other tender offer documents, and Solicitation/Recommendation Statement, BioMarin and Inozyme file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read any reports, statements or other information filed by BioMarin and Inozyme with the SEC for free on the SEC’s website at www.sec.gov.